As filed with the Securities and Exchange Commission on March 17, 2021

Registration No. 333-252846

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIQUID MEDIA GROUP LTD.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

British Columbia, Canada	2834	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

#202, 5626 Larch Street, Vancouver, BC V6M 4E1 Canada

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Cruz

Chief Financial Officer

#202, 5626 Larch Street

Vancouver, BC  V6M 4E1

(604) 696-4236

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark D Wood, Esq. Mark J. Reyes, Esq. Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, Illinois 60661-3693 Telephone No.: (312) 902-5200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [  ]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, without par value	1,546,667	$2.18	$3,371,734.06	$367.86

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the common shares being registered hereunder include such additional indeterminate number of common shares as may be issuable with respect to the common shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices as reported on the Nasdaq Capital Market for the registrant’s common shares on February 5, 2021.

(3)`	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities or accept your offer to buy any of them until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 17, 2021

PROSPECTUS

Liquid Media Group Ltd.

1,546,667 Common Shares

This prospectus relates to the disposition from time to time of up to 1,546,667 common shares, without par value (the “Common Shares”), of Liquid Media Group Ltd. by the selling shareholders named herein. See “Selling Shareholders.” The Common Shares consist of (i) 1,333,334 Common Shares issuable upon the exercise of outstanding unregistered warrants (the “Investor Warrants”) previously issued by us to investors in a private placement (the “Private Placement”) pursuant to a Securities Purchase Agreement, dated June 4, 2020 (the “Securities Purchase Agreement”), and (ii) 213,333 Common Shares issuable upon the exercise of outstanding unregistered warrants previously issued by us in June 2020 (the “Placement Agent Warrants” and, together with the Investor Warrants, the “Warrants”) as compensation to H.C. Wainwright & Co., LLC (“Wainwright”), the exclusive placement agent in connection with the Private Placement and a concurrent registered direct offering of 2,666,668 Common Shares (the “Registered Offering,” and, together with the Private Placement, the “June 2020 Offering”).  The Warrants have an exercise price of $1.88 per Common Share, subject to adjustment as set forth therein, and became exercisable immediately upon issuance.  The Investor Warrants are currently exercisable until June 9, 2025, and the Placement Agent Warrants are currently exercisable until June 4, 2025.

The selling shareholders (including their pledgees, donees, transferees, assignees or other successors-in-interest) may offer the Common Shares covered by this prospectus from time to time, in one or more offerings pursuant to this registration statement, through public or private transactions at prevailing market prices or at privately negotiated prices. See “Plan of Distribution.”

We are not selling any Common Shares under this prospectus and will not receive any of the proceeds from the sale of Common Shares by the selling shareholders. We will, however, receive the net proceeds of any Warrants exercised for cash.  We will bear all of the expenses incurred in connection with the registration of the Common Shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the Common Shares covered by this prospectus. See “Use of Proceeds.”

Our Common Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “YVR”. On March 15, 2021, the last reported sales price of our Common Shares on Nasdaq was $3.11 per Common Share.

Investing in our securities involves a high degree of risk. Before making any decision to invest in our securities, you should carefully consider the information disclosed under “Risk Factors” beginning on page 3 of this prospectus, as well as those risk factors contained or incorporated by reference into this prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE OR CANADIAN SECURITIES COMMISSION OR REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The selling shareholders named under the heading “Selling Shareholders” may sell the securities described in this prospectus from time to time in one or more offerings. This prospectus does not contain all of the information included in the registration statement. If necessary, we may also file a prospectus supplement to add, update or change information contained in this prospectus. For further information, we refer you to the registration statement, including its exhibits, and any prospectus supplement we file with the SEC. Statements contained in this prospectus about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters. You should carefully read the registration statement, this prospectus and any prospectus supplement we file with the SEC, together with the additional information incorporated by reference herein or therein as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus or in any prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information.

You should assume that the information contained in this prospectus and in any applicable prospectus supplement is accurate only as of the date on the front cover of this prospectus or the prospectus supplement, as applicable, and the information incorporated by reference into this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference.

The selling shareholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

Investing in our securities may subject you to tax consequences in the U.S. and/or Canada. This prospectus may not describe these tax consequences fully. You should read the tax discussion in this prospectus and consult your own tax advisor with respect to your own particular circumstances.

Our consolidated financial statements that are incorporated by reference into this prospectus have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, which differ in certain material respects from U.S. generally accepted accounting principles.

Unless the context otherwise indicates, the terms “us,” “we,” “our,” “Liquid” and the “Company” refer to Liquid Media Group Ltd. and our subsidiaries.

All trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this prospectus and any prospectus supplement are references to U.S. dollars. References to “$”, “US$” or “USD$” are to U.S. dollars, and references to “CS” or “CAD$” are to Canadian dollars.

PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and information contained in greater detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before making an investment decision.  This prospectus includes or incorporates by reference information about this offering, our business and our financial and operating data. You should carefully read this entire prospectus and the documents and information, including the financial statements and related notes, incorporated by reference into this prospectus, before making an investment decision. See “Risk Factors” beginning on page 3.

Overview

Our primary business is producing gaming, television and film content from inspiration to distribution, which we intend to grow primarily through the aggregation of gaming, television and film content to create a vertically-integrated studio system. Our strategy involves partnering with, acquiring (and/or acquiring interests in) companies that have demonstrated success in our industry. We believe that imaginative video product is essential to success. To implement that strategy, we maintain a 49% interest in Waterproof Studios Inc. (“Waterproof”), an animation studio based in Vancouver, British Columbia, that has demonstrated success in providing content and animation to large studios.  This strategic approach allows Waterproof and, by extension, us to avoid the substantial costs of wholly creating intellectual property, providing advertising and production. Instead, we provide segments of films for studios that incur those costs. We believe that entering and participating in the film industry in this manner allows us to build our infrastructure while preserving capital, generating revenue and developing the skills necessary to develop films.

Additionally, we develop games, including console and desktop downloadable games as well as mobile games, for various platforms, including Apple’s iOS and the Android operating systems. Our strategy for building this part of our business focuses on partnering with or obtaining substantial interests in companies that have demonstrated the ability to successfully create games with a substantial audience. By leveraging these partnerships and acquisitions, we believe that we can more quickly and successfully enter the market and develop profitability, which we will believe will also enable us to finance future acquisitions and, thereby, acquire or organically develop the skills to create successful games in-house and capture more of the profits generated from the games we develop.

We also intend to develop and launch an online direct-to-consumer distribution platform that would both allow us to bring our portfolio of content to market independently and serve as a platform for other content creators (whether filmmakers, makers of video games or otherwise) to self-distribute their content directly to consumers.  Through this platform, filmmakers would be able to access the latest monetization, social and showcasing features, which would in turn engage viewers in online viewing experiences.

We are working to forge relationships with an extensive network of industry partners to integrate cutting-edge technology into our portfolio of gaming and film products. Initial growth efforts in this regard are intended to take steps to begin consolidating the city of Vancouver’s fragmented film and entertainment market, where more than $3.4 billion is spent annually on film and television production services. We have signed a licensing agreement to enable us to move digital content production into the cloud.

Company Background and Information

Liquid Media Group Ltd. is a corporation incorporated under the laws of the province of British Columbia, Canada, and is governed by the Business Corporations Act (British Columbia) (the “BCBCA”). The Company was incorporated under the Company Act (British Columbia) on February 4, 1986, under the name “2060 Investments Ltd.” On May 21, 1986, Liquid changed its name to “Camfrey Resources Ltd.” On March 16, 1993, Liquid changed its name to “Brio Industries Inc.,” and on October 25, 1999, Liquid changed its name to Leading Brands, Inc. (“LBI”). On August 10, 2018, the Company changed its name to “Liquid Media Group Ltd.” in connection with the consummation of the business combination between LBI and Liquid Media Group (Canada) Ltd. (“Liquid Canada”) by way of a plan of arrangement under the BCBCA.

The head office of the Company is located at 202, 5626 Larch Street Vancouver, BC, Canada V6M 4E1, and our telephone number is (604) 696-4236.

The Offering

Common Shares Outstanding at March 16, 2021:	11,155,569

Common Shares Offered by the Selling Shareholders:

1,546,667 of our Common Shares, without par value,  which consist of (i) 1,333,334 Common Shares issuable upon the exercise of the Investor Warrants previously issued by us to investors in the Private Placement pursuant to the Securities Purchase Agreement and (ii) 213,333 Common Shares issuable upon the exercise of the Placement Agent Warrants issued as compensation to Wainwright in connection with the June 2020 Offering, which Warrants became exercisable immediately upon issuance on June 8, 2020.

Use of Proceeds:

We will not receive any of the proceeds from the sale or other disposition of our Common Shares by the selling shareholders. We will, however, receive the net proceeds from the exercise by the selling shareholders for cash of any Warrants if and when exercised.

Risk Factors:	See “Risk Factors” beginning on page 3 for risks you should consider before investing in our Common Shares.

Listing:	Our Common Shares are listed on the Nasdaq Capital Market under the symbol “YVR.”

RISK FACTORS

Investing in our securities involves a high degree of risk, including those described below. Before making an investment decision, you should carefully consider the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F for our fiscal year ended November 30, 2020, filed with the SEC on March 3, 2021 (our “2020 Annual Report”), which are incorporated by reference in this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our 2020 Annual Report. If any of the events described in such “Risk Factors” section occurs or the risks described herein or therein actually materialize, our business, financial condition, results of operations, cash flow or prospects could be materially adversely affected. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities. For additional information, please see the sources described under “Where You Can Find More Information.”

This offering and future capital raising efforts may be dilutive to our shareholders, result in increased interest expense in future periods or depress our share price.

In order to finance our operations, we have raised funds through the issuance of Common Shares and securities convertible into Common Shares, including the Warrants, and we may do so again in the future. We are registering for resale an aggregate of 1,546,667 of our Common Shares issuable upon the exercise of Warrants held by the selling shareholders, which Warrants were issued by us in the Private Placement. We cannot predict if and when any selling shareholder may sell such Common Shares in the public markets. Any such issuance may have a dilutive effect on our earnings per share and/or book value per share for the financial year ending November 30, 2021. The actual amount of dilution, if any, cannot be determined at this time and will be based on numerous factors. In the future, we may issue Common Shares in connection with investments or acquisitions. The number of Common Shares issued in future offerings, including those issued in connection with an investment or acquisition, could be material. We cannot predict the size of future issuances of Common Shares or the size or terms of future issuances of debt instruments or other securities convertible into or exercisable or exchangeable for Common Shares, or the effect, if any, that future issuances and sales of our securities will have on the market price of our Common Shares. Sales or issuances of substantial numbers of Common Shares, or the perception that such sales could occur, whether in this offering or any future offering, may adversely affect the market price of our Common Shares. With any additional sale or issuance of Common Shares, or securities convertible into Common Shares, our investors may suffer dilution of their investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and “forward-looking information” within the meaning of applicable Canadian securities legislation.  We have tried to identify these forward-looking statements and information by using words such as “may,” “might,” “hope,” “will,” “should,” “expect,” “plan,” “forecast,” “project,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “contemplate,” “could,” “future” or the negative of those terms or other words of similar meaning.  These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions and are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  These risks, uncertainties and other factors relate to, without limitation:

•COVID-19 caused a global pandemic.

•We have a history of operating losses and negative cash flow, and we may never achieve profitability.

•Our limited operating history and our evolving business make it difficult to evaluate our results of operations and prospects.

•We require additional financing to sustain and expand our operations, and we may not be able to obtain financing on acceptable terms, or at all, which would have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

•Our existing indebtedness, or indebtedness that we may incur in the future, could adversely affect us, and the terms of any debt covenants could limit how we conduct our business and our ability to raise additional funds.

•We may not be able to successfully implement our business plan.

•The potential growth of our business may depend upon our ability to consummate strategic acquisitions, which will depend on the availability of, and our ability to identify, suitable candidates; acquisitions we pursue could result in operating and other difficulties relating to integration of new businesses into our existing business, dilution to our shareholders and other consequences harmful to our business.

•The industry in which we operate is intensely competitive. If we are not able to effectively compete, including because customers and consumers prefer competitors’ products or services over our own, our operating results could suffer.

•Our industry is subject to significant, rapid changes, and we may fail to anticipate or successfully implement new or evolving technologies, or adopt successful business strategies, distribution methods or services.

•We may not be successful in developing or launching our online direct-to-consumer distribution platform.

•We may fail to launch new products and services, in a timely manner or at all, and, when launched, our new products and services may not be commercially successful.

•Our growth relies on market acceptance.

•Our products may not receive favorable reviews or ratings or perform well, and third parties may not, or may not continue to, do business with us or promote our products or services, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

•We are subject to product development risks that could result in delays and additional costs, and we must adapt to changes in software technologies.

•Programming errors or flaws in our products or the third party platforms, consoles and other methods through which our products are distributed could harm our reputation or decrease market acceptance of our products, which would harm our operating results.

•Declines in consumer spending and other adverse changes in the economy could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

•We are particularly susceptible to adverse economic and other developments in Vancouver, British Columbia.

•Companies and governmental agencies may restrict access to our website, other websites that carry our products, mobile applications or the internet, generally, which could lead to losses or slower growth due to the effects such restrictions may have on our customer base.

•Our business is subject to our ability to develop commercially successful products for the current video game platforms.

•Video game hardware manufacturers set the royalty rates and other fees that we must pay to provide games for their platforms and, therefore, have significant influence on our costs. If one or more of these manufacturers change their fee structure, our business, financial condition, results of operations, cash flow and prospects may be materially impacted.

•The global COVID-19 pandemic may negatively affect our business, financial condition, results of operations, cash flow and prospects, and these impacts may persist for an extended period of time or become more pronounced.

•Under International Financial Reporting Standards, we will not be able to consolidate our financial statements with the financial statements of companies in which we own minority equity ownership interests.

•Fluctuations in the value of the U.S. dollar relative to the Canadian dollar may adversely affect our business.

•Changes in tax laws or tax rulings could materially affect our effective tax rates, financial position and results of operations.

•We cannot guarantee that we will be able to claim investment tax credits in Canada.

•As a company in the early stages of our development, we rely upon our management team; our future success depends significantly on their continued service and performance, as well as our ability to hire and retain additional competent and skilled management and technical and other personnel.

•Our management team has limited experience managing a public company.

•We may not be able to manage our potential growth.

•We use a limited number of suppliers.

•Our results of operations may fluctuate significantly as to our film operations depending upon the timing of television shows and films delivered or made available to various media.

•Our business is subject to a variety of U.S., Canadian and other laws, many of which are unsettled and still developing, and which could subject us to claims or otherwise harm our business.

•We may be involved in legal proceedings that may result in adverse outcomes.

•We depend on protection afforded by trademarks and copyrights to protect our intellectual property.

•We rely on the availability of licenses to intellectual property of third parties, which exposes us to risks over which we have little or no control.

•Intellectual property claims may increase our costs or require us to cease selling affected products, which could adversely affect our business, financial condition, results of operations, cash flow and prospects.

•Third parties with which we do business process, store and use personal information and other data of consumers of our content, and, as we implement our growth strategy, we may process, store and use such consumer data, which may subject us to governmental regulation and other legal obligations related to privacy and data security, and such third parties’ or our actual or perceived failure to comply with such obligations could harm our business.

•Security breaches involving the source code for our products or other sensitive and proprietary information could adversely affect our business.

•The proliferation of “cheating” programs and scam offers that seek to exploit our games and players affects the game-playing experience and may lead players to stop playing our games.

•We may not be able to maintain our listing on the Nasdaq Capital Market.

•Future capital raising efforts may be dilutive to our shareholders, result in increased interest expense in future periods or depress our share price.

•The right of RDL Realisation PLC to participate in future offerings by us could impair our ability to raise capital.

•The price of our Common Shares may be volatile or may decline regardless of our operating performance.

•We incur significant costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies; any failure to establish and maintain adequate internal controls and/or disclosure controls or to recruit, train and retain necessary accounting and finance personnel could have an adverse effect on our ability to accurately and timely prepare our financial statements and otherwise make timely and accurate public disclosure.

•We are a “foreign private issuer” under U.S. securities laws and, as a result, are subject to disclosure obligations different from requirements applicable to U.S. domestic registrants listed on Nasdaq.

•We could lose our foreign private issuer status in the future, which could result in significant additional costs and expenses to us.

•If we were to be a passive foreign investment company for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, U.S. holders of our Common Shares (or securities exercisable for or convertible into our Common Shares) may suffer adverse tax consequences.

•We have never paid cash dividends on our Common Shares, and we do not anticipate paying cash dividends in the foreseeable future.

•Provisions in our articles may prevent efforts by our shareholders to effect a change of control of our company or a change in our management.

•We are incorporated in British Columbia, Canada, and all but one of our directors and officers live in Canada, and all of the Company’s assets are in Canada; therefore, investors may have difficulty initiating legal claims and enforcing judgments against us and our directors and officers.

•Other risks and uncertainties discussed under the caption “Risk Factors” in documents incorporated by reference in this prospectus or any prospectus supplement.

The foregoing list of factors is not exclusive.  For further information about these and other risks, uncertainties and factors affecting the Company’s business and prospects, please review the disclosure contained in the Company’s filings made with the SEC.  You should not place undue reliance on any forward-looking statements. Any forward looking statement or information speaks only as of the date on which it is made. The Company expressly disclaims any intent or obligation to update any forward-looking statements or risk factors, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, future events or changed circumstances or for any other reason after the date of such forward-looking statements or risk factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition by the selling shareholders of the Common Shares covered by this prospectus. The Common Shares covered by this prospectus are issuable upon the exercise of the Warrants to purchase a total of up to 1,546,667 of our Common Shares, which Warrants were originally issued to the selling shareholders by us on June 8, 2020 in the Private Placement pursuant to the Securities Purchase Agreement and the letter agreement, dated September 3, 2019, pursuant to which we engaged Wainwright to serve as our exclusive placement agent in connection with the Registered Offering and the Private Placement, as applicable. Upon any exercise of any of the Warrants for cash, the applicable selling shareholder would pay us the exercise price set forth in the Warrants. See “Selling Shareholders.”

The cash exercise price of the Warrants is $1.88 per Common Share, subject to adjustment as provided in the Warrants. We intend to use the net proceeds we receive from the cash exercise of the Warrants, if any, for working capital purposes, expanding existing businesses or acquiring or investing in businesses, debt reduction or debt refinancing, capital expenditures and other general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and capitalization (including indebtedness and shareholders’ equity) on an actual basis as of November 30, 2020, the date of the Company’s most recent balance sheet.   The amounts shown below are unaudited. The information in this table should be read in conjunction with and is qualified by reference to our condensed interim consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As of November 30, 2020 (CAD$ in thousands)

Cash	$705

Non-Current Indebtedness:
Convertible notes (unsecured)	$-
Long-term debt	$43
Deferred income taxes	$-

Current Indebtedness:
Accounts payable and other liabilities (unsecured)	$1,284
Loan payable (secured)	$639
Loan payable (unsecured)	$-
Convertible notes (unsecured)	$532
Current portion of long-term debt (secured)	$9
Total Indebtedness	$2,507

Shareholders’ equity:
Share capital (Common Shares)	$30,000
Commitment to issue shares	$574
Reserves	$3,633

Accumulated other comprehensive loss	$4
Deficit	$(24,673)
Shareholders’ equity attributable to our shareholders	$9,539
Total Capitalization	$12,046
Cash and Capitalization	$12,751

The above table is based on 10,142,426 Common Shares outstanding as of November 30, 2020, and does not include:

•

957,995 Common Shares issuable upon the exercise of stock options outstanding as of November 30, 2020, at a weighted-average exercise price of US$2.55 per Common Share, all of which remained unexercised on March 16, 2021;

•

270,000 Common Shares issuable upon the exercise of convertible debentures outstanding as of November 30, 2020, at a weighted-average exercise price of US$1.50 per Common Share, all of which remained unexercised on March 16, 2021;

•

1,700,375 Common Shares issuable upon the exercise of warrants outstanding as of November 30, 2020, at a weighted-average exercise price of US$1.48 per Common Share, 824,208 of which remained unexercised on March 16, 2021;

•

1,333,334 Common Shares issuable upon the exercise of the Investor Warrants issued in the Private Placement, at an exercise price of US$1.88 per Common Share, all of which remained unexercised on March 16, 2021;

•

213,333 Common Shares issuable upon the exercise of the Placement Agent Warrants issued in connection with the June 2020 Offering, at an exercise price of US$1.88 per Common Share, all of which remained unexercised on March 16, 2021; and

•

215,000 Common Shares held by the Company and pledged as security against a loan with RDL Realisation PLC (formerly Ranger Direct Lending Fund, PLC) which were issued as full and final payment of the loan   subsequent to November 30, 2020.

SELLING SHAREHOLDERS

June 2020 Offering

On June 8, 2020, we issued to certain institutional accredited investors unregistered warrants, or the “Investor Warrants,” to purchase, in the aggregate, up to 1,333,334 of our Common Shares in the Private Placement pursuant to the Securities Purchase Agreement, which agreement also provided for the sale, in the concurrent Registered Offering, to such investors of an aggregate of 2,666,668 Common Shares, for an offering price of $1.50 per Common Share. The Investor Warrants became exercisable immediately following their issuance and have an exercise price of $1.88. The Investor Warrants will expire five years from the date of issuance. Subject to limited exceptions, a holder of Investor Warrants will not have the right to exercise any portion of its Investor Warrants if the holder, together with its affiliates and any other persons acting as a group together with the holder and any of the holder’s affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to issuance) of the number of our Common Shares outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation (but in no event shall such limitation exceed 9.99%). The exercise price and the number of Common Shares issuable upon exercise of the Investor Warrants are subject to adjustment upon the occurrence of specified events, including stock dividends, stock splits, combinations and reclassifications of the Common Shares, as described in the Investor Warrants.

We also issued unregistered warrants, or the “Placement Agent Warrants,” to purchase up to an aggregate of 213,333 Common Shares, to Noam Rubinstein, Michael Vasinkevich, Charles Worthman and Craig Schwabe as designees of Wainwright, which is a registered broker-dealer and acted as the exclusive placement agent for the June 2020 Offering. The Placement Agent Warrants have substantially similar terms to the Investor Warrants, have an exercise price of $1.88 per Common Share and expire on June 4, 2025.

Each of Noam Rubinstein, Michael Vasinkevich, Charles Worthman and Craig Schwabe is affiliated with Wainwright. In addition to serving as our exclusive placement agent for the June 2020 Offering, Wainwright has provided, and, in the future, may provide, various advisory, investment and commercial banking and other services to us in the ordinary course of business as financial advisor from time to time, in exchange for customary fees and commissions.

If, at the time of the exercise of a Warrant, a registration statement and current prospectus covering the resale by the holder of the Common Shares issuable upon exercise of the Warrant is not available, the holder may exercise its Warrant, in whole or in part, on a cashless basis. There is no established trading market for the Warrants, and the Company does not intend to list the Warrants on any securities exchange or other nationally recognized trading system.

For additional information regarding the June 2020 Offering, including the terms of the Warrants, see our Report on Form 6-K, furnished to the SEC on June 8, 2020, which is incorporated by reference herein.

Information About Selling Shareholder Offering

We are registering the resale of the above-referenced Common Shares to permit each of the selling shareholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus forms a part, to resell or otherwise dispose of the Common Shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling shareholders of up to the total number of Common Shares issuable upon cash exercise of the Warrants issued to investors and to designees of Wainwright in the June 2020 Offering which are held by the selling shareholders. Throughout this prospectus, when we refer to the Common Shares being registered on behalf of the selling shareholders, we are referring to the Common Shares issuable upon the exercise of the Warrants, and, when we refer to the selling shareholders in this prospectus, we are referring to the current holders of the Warrants issued in the June 2020 to investors and to designees of Wainwright in the June 2020 Offering, as applicable, and their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus forms a part.

We cannot predict when or whether any of the selling shareholders will exercise their Warrants, and, even if they do, we do not know how long the selling shareholders will hold the Common Shares acquired upon exercise before selling them, and we currently do not have any agreements, arrangements or understandings with the selling shareholders regarding the sale or other disposition of any of the Common Shares issuable upon exercise of the Warrants. The Common Shares covered hereby may be offered from time to time by the selling shareholders.

The following table sets forth the name of each of the selling shareholders, the number and percentage of our Common Shares beneficially owned by the selling shareholders as of February 4, 2021, the number of our Common Shares issuable upon exercise of Warrants that may be offered under this prospectus, and the number and percentage of our Common Shares beneficially owned by the selling shareholders assuming all of the Common Shares registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to our Common Shares. Generally, a person “beneficially owns” Common Shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

The information in the table below and the footnotes thereto regarding Common Shares to be beneficially owned after the offering assumes that the selling shareholders have exercised their Warrants in full pursuant to exercises for cash and further assumes that the selling shareholders sell all of the Common Shares being offered by them under this prospectus and do not sell any of the other Common Shares they beneficially own prior to the offering.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The selling shareholders may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, Common Shares in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. In particular, the table below does not reflect any sales of Common Shares by the selling shareholders after February 4, 2021. The percentage of shares owned prior to and after the offering is based on 10,762,068 of our Common Shares outstanding as of February 4, 2021.

	Common Shares Beneficially Owned Prior to the Offering		Number of Common Shares Registered Hereby for Sale	Common Shares Beneficially Owned After the Offering

	Number	Percent		Number	Percent
J. Goldman Master Fund, LP	823,336(1)	7.42%	333,334	490,002	4.55%
Ionic Ventures, LLC	300,000(2)	2.71%	300,000	-	-
CVI Investments, Inc.	175,000(3)	1.60%	175,000	-	-
Intracoastal Capital, LLC	166,667(4)	1.53%	166,667	-	-
District 2 Capital Fund, LP	120,000(5)	1.10%	120,000	-	-
Iroquois Master Fund, Ltd.	84,000(6)	*	84,000	-	-
Lincoln Park Capital Fund, LLC	68,333(7)	*	68,333	-	-
KBB Asset Management	50,000(8)	*	50,000	-	-
Iroquois Capital Investment Group LLC	36,000(9)	*	36,000	-	-
Michael Vasinkevich	136,800(10)(14)	1.26%	136,800	-	-
Craig Schwabe	47,733(11)(14)	*	47,733	-	-
Noam Rubinstein	26,667(12)(14)	*	26,667	-	-
Charles Worthman	2,133(13)(14)	*	2,133	-	-
Total Common Shares Registered Hereby:			1,546,667

*	Less than 1%.

(1) Consists of (i) 550,002 Common Shares and (ii) 333,334 Common Shares underlying an Investor Warrant, in each case, held by J. Goldman Master Fund, L.P. (the “Master Fund”), which is managed by J. Goldman & Co., L.P. of which J. Goldman Capital Management, Inc. is the general partner. Jay G. Goldman is the sole director of J. Goldman Capital Management, Inc.  Together, J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman have shared voting and dispositive power over the securities of the Company reported herein that are held by the Master Fund.  J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman may be deemed to beneficially own all of the Common Shares and the Investor Warrant held the Master Fund. The registered address of the Master Fund is 3076 Sir Francis Drakes Highway, PO Box 3463, Roadtown, Tortola, British Virgin Islands.

(2) Consists of 300,000 Common Shares underlying an Investor Warrant held by Ionic Ventures, LLC. Brendan O’Neil and Keith Coulston are managing partners of Ionic Ventures, LLC and have shared voting and dispositive power over the securities of the Company reported herein that are held by Ionic Ventures, LLC. Each of Messrs. O’Neil and Coulston may deemed to beneficially own the Common Shares beneficially held by Ionic Ventures, LLC and disclaims ownership over such Common Shares except to the extent of their respective pecuniary interests therein. The business address of Ionic Ventures, LLC is 3053 Fillmore St., Suite 256, San Francisco, California 94123.

(3) Consists of 175,000 Common Shares underlying an Investor Warrant held by CVI Investments, Inc. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc., has discretionary authority to vote and dispose of the securities of the Company reported herein that are held by CVI Investments, Inc. and may be deemed to be the beneficial owner of such securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI Investments, Inc. Mr. Kobinger disclaims any such beneficial ownership of the Common Shares.  CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the offering of the Common Shares pursuant to this prospectus. The business address of CVI Investments, Inc. is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(4) Consists of 166,667 Common Shares underlying an Investor Warrant held by Intracoastal Capital, LLC. Mitchell P. Kopin and Daniel B. Asher are managers or Intracoastal Capital, LLC and have shared voting and dispositive power over, and may be deemed to have beneficial ownership of, the securities of the Company reported herein that are held by Intracoastal Capital, LLC.  The business address of Intracoastal Capital, LLC is 245 Palm Trail, Delray Beach, FL  33483.

(5) Consists of 120,000 Common Shares underlying an Investor Warrant held by District 2 Capital Fund, LP. District 2 GP LLC is the general partner of District 2 Capital Fund, LP. District 2 Capital LP is the investment manager of District 2 Capital Fund, LP, and District 2 Holdings LLC is the general partner of District 2 Capital LP. Michael Bigger is a managing partner of District 2 GP LLC and District 2 Holdings LLC and has sole voting and dispositive power over the securities of the Company reported herein that are held by District 2 Capital Fund, LP. District 2 GP LLC, District 2 Holdings LLC and Mr. Bigger may be deemed to beneficially own the Common Shares beneficially held by District 2 Capital Fund, LP. The business address of District 2 Capital Fund, LP is 175 West Carver, Huntington, New York 11743.

(6) Consists of 84,000 Common Shares underlying an Investor Warrant held by Iroquois Master Fund, Ltd. Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management L.L.C. has voting control and investment discretion over securities held by Iroquois Master Fund, Ltd. As Managing Members of Iroquois Capital Management L.L.C., Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management L.L.C. in its capacity as investment manager to Iroquois Master Fund, Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Master Fund, Ltd. The business address of Iroquois Master Fund Ltd. is c/o Iroquois Capital Management, LLC, 125 Park Avenue, 25th Floor, New York, New York 10017.

(7) Consists of 68,333 Common Shares underlying an Investor Warrant held by Lincoln Park Capital Fund, LLC. Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital Fund, LLC, have shared voting and dispositive power over, and may be deemed to beneficially own, the securities of the Company reported herein that are held by Lincoln Park Capital Fund, LLC. The business address of Lincoln Park Capital Fund, LLC is 440 North Wells, Suite 410, Chicago, Illinois 60654.

(8) Consists of 50,000 Common Shares underlying an Investor Warrant held by KBB Asset Management.  Steven Segal has sole voting and dispositive power over, and may be deemed to beneficially own, the securities of the Company reported herein that are held by KBB Asset Management. The business address of KBB Asset Management is 253 West 73, Apt. 4C, New York, New York 10023.

(9) Consists of 36,000 Common Shares underlying an Investor Warrant held by Iroquois Capital Investment Group LLC. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Investment Group LLC. The business address of Iroquois Capital Investment Group LLC is c/o Iroquois Capital Management, LLC, 125 Park Avenue, 25th Floor, New York, New York 10017.

(10) Consists of 136,800 Common Shares underlying a Placement Agent Warrant.

(11) Consists of 47,733 Common Shares underlying a Placement Agent Warrant.

(12) Consists of 26,667 Common Shares underlying a Placement Agent Warrant.

(13) Consists of 2,133 Common Shares underlying a Placement Agent Warrant.

(14) The business address of each of Michael Vasinkevich, Craig Schwabe, Noam Rubinstein and Charles Worthman c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022.

DESCRIPTION OF SHARE CAPITAL

The following descriptions of our share capital, the preferred shares and the Warrants summarize provisions of our notice of articles, our articles and the actual Warrants.  Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full versions of our notice of articles, our articles and the

Warrants, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Share Capital

The Company is authorized to issue 500,000,000 Common Shares, without par value, and 20,000,000 preferred shares, without par value, of which 1,000,000 shares are designated as Series A Preferred Shares, 100 shares are designated as Series B Preferred Shares, 1,000,000 shares are designated as Series C Preferred Shares, 4,000,000 shares are designated as Series D Preferred Shares and 4,000,000 shares are designated as Series E Preferred Shares. As of the date of the most recent balance sheet included in the financial statements and as of the latest practicable date, the following number of shares were issued and outstanding:

Share Type	As of the Date of the Most Recent Balance Sheet (November 30, 2020)	As of March 16, 2021
Common Shares	10,357,426	11,155,569
Series A Preferred Shares	0	0
Series B Preferred Shares	0	0
Series C Preferred Shares	0	0
Series D Preferred Shares	0	0
Series E Preferred Shares	0	0

All shares are fully paid. Included in the above, the Company, pursuant to the terms of a letter agreement, has pledged 215,000 Common Shares as security against a loan. These shares were held by the Company and subject to a pledge in favor of RDL Realisation PLC (formerly Ranger Direct Lending Fund, PLC) (“Ranger”), the loan creditor. Pursuant to the terms of the letter agreement, in the event the Company issues any equity securities or securities convertible into equity securities of the Company, subject to limited exceptions, the Company is required to provide advance notice to Ranger, and Ranger has the right to participate in the offering of such securities such that Ranger may maintain its proportional ownership in the Company immediately prior to the completion of such offering.  The Company issued the shares to Ranger as full and final payment of the loan subsequent to November 30, 2020.

As of March 16, 2021, the Company had outstanding warrants, including the Investor Warrants, to purchase an aggregate of 2,157,542 Common Shares, or share purchase warrants, and outstanding agent’s warrants, including the Placement Agent Warrants, to purchase an aggregate of 213,333 Common Shares as follows:

Number of Share Purchase Warrants	Exercise Price (USD$)	Expiry Date
800,000	$1.20	October 15, 2021
24,208	$1.20	April 6, 2022
1,333,334	$1.88	June 9, 2025
2,157,542

Number of Agent’s Warrants	Exercise Price (USD$)	Expiry Date
213,333	$1.88	June 4, 2025
213,333

Further to the above, in February 2019, the Company issued unsecured convertible debentures in a private placement that resulted in US$2,678,000 of proceeds to the Company. Each debenture is scheduled to mature on February 26, 2021, bears interest at 2% per annum, and is convertible into units at a price of US$1.50 per unit. Each unit consists of one Common Share and one share purchase warrant, with each warrant entitling the holder to acquire one Common Share of the Company for US$1.75 until February 26, 2021. During the financial year 2019, the Company issued 1,000,167 units on the conversion of US$1,133,761 worth of net convertible debentures.  During the year ended November 30, 2020, the Company issued 527,402 units on the conversion of US$700,585 worth of net convertible debentures and related interest.

The Company has also issued incentive options to certain directors, officers, and consultants of the Company. As at March 16, 2021, the following options were outstanding and exercisable:

Number of Options	Options Exercisable	Exercise Price (USD$)	Expiry Date
407,995	407,995	$1.90	February 28, 2024
25,000	25,000	$1.90	January 8, 2025
25,000	25,000	$1.90	February 13, 2025
25,000	25,000	$1.90	March 10, 2025
25,000	25,000	$1.90	April 13, 2025
450,000	450,000	$1.90	July 23, 2025
750,715	-	$1.90	January 1, 2026
321,735	107,245	$1.90	January 14, 2026
2,030,445	1,065,240

The Company has also issued a total of $1,000,001 Restricted Share Units (“RSUs”) to certain directors, officers and consultants of the Company, of which one-quarter (¼) vests every six months starting from the date of grant.  As at March 16, 2021, the Company had 499,999 unvested RSUs.

History of Share Capital

Financial Year Ended 2018

During the financial year ended November 30, 2018:

(a) On January 9, 2018, the Company acquired 51% of the issued and outstanding shares of Majesco Entertainment Company (“Majesco”), a U.S. corporation. As consideration, the Company issued 66,667 Common Shares with a value of CAD$415,000 and is required to pay cash consideration of up to US$1,000,000 (paid US$350,000 during the year ended November 30, 2019 and accrued CAD$664,450 (US$500,000) as of November 30, 2019).

(b) On August 9, 2018, the Company consummated a business combination with Liquid Canada by way of plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”), whereby the Company issued 1,288,497 Common Shares valued at CAD$4,277,319 in exchange for all of the issued and outstanding shares of Liquid Canada, of which the Company eliminated 2,244,381 Common Shares and retained 560,410 Common Shares. At the time of completion of the Arrangement, the Company had 1,848,980 Common Shares issued and outstanding which included 1,288,497 Common Shares issued to former Liquid Canada shareholders, representing 69.69% of the Company’s issued and outstanding shares.

(c) On October 15, 2018, the Company completed a brokered private placement which consisted of the issuance of 800,000 units at a price of US$4.00 per unit for gross proceeds of US$3,200,000. Each unit consisted of one Common Share and one share purchase warrant exercisable for a three-year period at an exercise price of US$5.00 per warrant.

The Company incurred agents’ fees of CAD$410,218, legal fees of CAD$36,353, issued 10,000 Common Shares valued at CAD$41,531 to an agent, and issued 8,000 agents warrants valued at CAD$24,774 in connection with the closing of this private placement.

(d) On October 15, 2018 the Company issued 888,000 Common Shares valued at CAD$4,880,639 for licenses.

(e) On October 15, 2018, the Company issued 113,764 Common Shares valued at CAD$623,771 to settle debt of CAD$833,487 resulting in a gain of CAD$209,716 which is included in gain on debt settlements and issued 28,451 Common Shares valued at CAD$156,000 for a commitment to issue shares.

(f) On October 15, 2018, the Company issued 268,000 Common Shares valued at CAD$1,469,456 for the purchase of video games in connection with two separate purchase agreements.

(g) During the year, the Company issued 51,148 Common Shares in connection with the exercise of share purchase warrants for proceeds of CAD$154,320. As a result, the Company transferred CAD$23,854 representing the fair value of the exercised share purchase warrants from reserves to share capital.

(h) During the year, the Company issued 1,837 Common Shares in connection with the exercise of 1,837 agents’ warrants at CAD$1.25 per warrant for proceeds of CAD$2,296. As a result, the Company transferred CAD$2,985 representing the fair value of the exercised share purchase warrants from reserves to share capital.

As of the financial year ended November 30, 2018, the Company had 4,010,108 Common Shares and no preferred shares issued and outstanding.

Financial Year Ended 2019

During the financial year ended November 30, 2019:

(a) In February 2019, the Company closed its private placement offering of unsecured convertible debentures raising CAD$3,526,468 (US$2,678,000).  Each debenture will mature two years from closing, will bear interest at 2% per annum, and will be convertible into units at a price of US$1.50 per unit.  Each unit will consist of one Common Share and one share purchase warrant with each warrant entitling the holder to acquire one Common Share of the Company for US$1.75 for a period of two years from the closing date of the offering.  At the time of the closing of the Debenture offering, the Company also converted US$255,000 of accounts payable to non-related parties into 113,334 Common Shares at a price of US$2.62.

(b) In February 2019, the Company granted 461,500 stock options to certain officers, directors, and consultants of the Company with an exercise price of US$2.55 per Common Share and a term of five years.

(c) On April 30, 2019, the Company issued 46,539 Common Shares valued at CAD$243,162 to settle debt of CAD$199,896 and issued 17,222 Common Shares valued at CAD$73,980 to various consultants of the Company for consulting and public relations services provided to the Company.

(d) In November 2019, the Company restructured its debt with Ranger to extend the maturity date of the loan to November 30, 2020.  Additionally, the Company agreed to make quarterly payments of CAD$250,000 beginning on March 31, 2020 and has pledged 215,000 Common Shares as security against the loan. Ranger also released the previously held security interest over the Company’s shares of Waterproof.

(e) In November 2019, the Company issued 158,291 Common Shares valued at US$277,009 for the exercise of warrants with an exercise price of US$1.75.

(f) During the year ended November 30, 2019, various lenders converted US$1,133,761 worth of net convertible debentures into 1,000,167 units of the Company, with each unit consisting of one Common Share and one share purchase warrant to purchase one additional Common Share at an exercise price of US$1.75 per Common Share on or before February 26, 2021.

As of the financial year ended November 30, 2019, the Company had 5,560,661 Common Shares, which includes 215,000 Common Shares held by the Company and subject to a pledge in favor of RDL Realisation PLC, and no preferred shares issued and outstanding.

Financial Year Ended 2020

During the financial year ended November 30, 2020:

(a) On January 22, 2020, the Company issued 57,125 Common Shares valued at CAD$148,198 to settle debt of CAD$190,706, resulting in a gain of CAD$42,508.

(b) On January 22, 2020, the Company issued 11,764 Common Shares valued at CAD$39,615 to a consultant of the Company for public relations services provided to the Company, of which CAD$33,058 of services were rendered during the year ended November 30, 2019.

(c) On April 27, 2020, the Company issued 50,103 Common Shares valued at CAD$183,769 to settle debt of CAD$180,294, resulting in a loss of CAD$3,476.

(d) In the June 2020 Offering, the Company issued 2,666,668 Common Shares, the Investor Warrants and the Placement Agent Warrants.

(e) On July 29, 2020, the Company issued 29,536 Common Shares valued at CAD$60,000 to a consultant of the Company for advisory services provided to the Company.

(f) On August 30, 2020, the Company received CAD$574,457 for the exercise of 367,084 share purchase warrants with an exercise price of US$1.20 and an expiry date of August 30, 2020, which were included in commitment to issue shares at November 30, 2020 as the funds had been received previously.

(g) On November 17, 2020, the Company issued 84,375 Common Shares valued at CAD$176,769 to a consultant of the Company for marketing services to be provided to the Company.

(h) During the year ended November 30, 2020, the Company issued:

•515,000 units on the conversion of CAD$961,186 (US$681,980) worth of net convertible debentures and 12,402 units on the conversion of CAD$26,130 (US$18,605) worth of interest on the convertible debentures.  As a result, the Company transferred CAD$134,198 from reserves to share capital representing the proportionate balance of the unamortized equity component.  Each unit is comprised of one Common Share and one warrant with each warrant entitling the holder to acquire one Common Share of the Company for US$1.75 up to February 26, 2021.

•493,111 Common Shares for total proceeds of CAD$1,111,476 in connection with the exercise of 493,111 share purchase warrants at US$1.75 per warrant, of which CAD$104,139 was received during the year ended November 30, 2019.  As a result, the Company transferred CAD$28,056 representing the fair value of the exercised warrants from reserves to share capital.

•573,171 Common Shares for total proceeds of CAD$907,036 in connection with the exercise of 573,171 share purchase warrants at US$1.20 per warrant.

•53,505 Common Shares for total proceeds of CAD$196,427 in connection with the exercise of 53,505 stock options at US$2.55 per option.  As a result, the Company transferred CAD$144,245 representing the fair value of the exercised options from reserves to share capital.

•250,001 Common Shares valued at CAD$482,272 in relation to the vesting of 250,001 Restricted Share Units issued to officers, directors, and consultants of the Company. As a result, the Company transferred $482,272 representing the fair value of the vested RSUs from reserves to share capital.

(i) The Company deconsolidated Majesco as of August 31, 2020, and operations of Majesco were discontinued as control was lost.

As of the financial year ended November 30, 2020, the Company had 10,357,426 Common Shares, which includes 215,000 Common Shares held by the Company and subject to a pledge in favor of RDL Realisation PLC, and no preferred shares issued and outstanding.

As of March 16, 2021

Following completion of the financial year ended November 30, 2020:

(a) On December 10, 2020, the Company issued 367,084 Common Shares for the exercise of 367,084 share purchase warrants with an exercise price of US$1.20 which were included in commitment to issue shares at November 30, 2020.

(b) On January 25, 2021, the Company issued 2,984 Common Shares to a consultant to settle $10,000 of outstanding accounts payable.

(c) On January 29, 2021, the Company issued 17,907 Common Shares to a consultant of the Company for advisory services provided to the Company during the year ended November 30, 2020.

(d) On February 12, 2021, the Company transferred 215,000 treasury shares to a creditor as full and final payment of a Forbearance Agreement.

(d) During the period ended March 16, 2021, the Company issued:

•160,167 Common Shares for the exercise of 160,167 share purchase warrants with an exercise price of US$1.75.

•250,001 Common Shares in relation to the vesting of 250,001 Restricted Share Units issued to officers, directors, and consultants of the Company.

As of March 16, 2021, the Company had 11,155,569 Common Shares outstanding.

Common Shares

Holders of Common Shares are entitled to receive notice of, to attend and to vote at any meetings of our shareholders, other than any meeting of holders of another class of our shares that are entitled to vote separately as a class at such meeting. Subject to the rights of the holders of preferred shares, the holders of Common Shares are entitled to receive dividends when declared by the directors out of funds or assets properly available for the payment of dividends, in such amount and in such form as the directors may from time to time determine, provided however that such dividends shall not be paid if doing so would reduce the value of our net assets to less than the total redemption amount of all issued preferred shares (if any).

In the event of our dissolution, liquidation or winding-up and subject to the prior rights of the holders of the preferred shares, holders of Common Shares will be entitled to share equally in our remaining property and assets, if any, subject to the right of the holders of preferred shares, as a class, to receive, before any distribution of any part of our assets among the holders of Common Shares, the redemption amount in respect of such preferred shares, being that amount as determined by our directors at the time of the issuance of such preferred shares.

Preferred Shares

We are authorized to issue preferred shares in one or more series. The directors are authorized to fix the number of preferred shares in each series and to determine the preferred rights as to dividends, designation, convertibility, rights, restrictions, conditions and limitations attached to each such series.

The holders of preferred shares shall, at the discretion of the directors, be entitled to an annual preferential dividend at such rate or rates as the directors may, in their sole discretion, determine from time to time at any time. There are currently different annual rates of preferential dividends attaching to each series of shares, however no preferred shares are currently outstanding.

The holders of preferred shares may, on twenty-one (21) days’ notice to us, require us to redeem, and we may elect, upon twenty-one (21) days’ notice to such holders, to redeem, the whole or any part of any series of preferred shares, on payment of the redemption amount of such shares.

The holders of preferred shares, as a class, will have preference as to dividends or capital or both capital and dividends.

Except as required by law or the provisions of any designated series of preferred shares, the holders of preferred shares are not entitled to vote at any meeting of the shareholders and are not entitled to notice of and to attend meetings of the shareholders.

Investor Warrants and Placement Agent Warrants

On June 8, 2020, the Company issued to the selling shareholders the Investor Warrants in the Private Placement consummated concurrently with the Registered Offering described in greater detail above, which Investor Warrants are exercisable for an aggregate of 1,333,334 Common Shares.  The exercise price of each Investor Warrant is $1.88 per Common Share. The Investor Warrants became exercisable immediately upon issuance and expire on June 9, 2025. The exercise price and the number of Common Shares issuable upon exercise of the Investor Warrants are subject to adjustment upon the occurrence of specified events, including stock dividends, stock splits, combinations and reclassifications of the Common Shares, as described in the Investor Warrants. As compensation to Wainwright, which acted as our exclusive placement agent in connection with the Registered Offering and the Private Placement, in addition to paying a cash fee and reimbursement of certain of Wainwright’s expenses incurred in connection with the Registered Offering and the Private Placement, we issued to Wainwright’s designees unregistered Placement Agent Warrants to purchase 213,333 Common Shares. The Placement Agent Warrants have an exercise price equal to $1.88, or 125% of the offering price per Common Share in the Registered Offering.  The Placement Agent Warrants have substantially similar terms to the Investor Warrants issued in the Private Placement, except that the Placement Agent Warrants expire on June 4, 2025.

Comparison of British Columbia and Delaware Corporate Law

Comparison of Shareholder Rights

The Company is a corporation governed by the BCBCA. The BCBCA differs in some material respects from the laws generally applicable to Delaware corporations under the Delaware General Corporation Law (the “DGCL”).  Below is a summary of certain of those material differences. This summary is qualified in its entirety by reference to the DGCL, the BCBCA, and the Company’s articles.

Delaware	British Columbia

Stockholder/ Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes, such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the affirmative vote of the holders of a majority of the outstanding stock present in person or represented by proxy and entitled to vote on the matter, unless a corporation’s certificate of incorporation or the bylaws require a higher percentage.

However, generally under the DGCL, stockholder approval is not required if the number of shares of common stock, including securities convertible into common stock, of a corporation issued in a merger does not exceed 20% of its stock outstanding immediately prior to the effective date of the merger. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) immediately following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under BCBCA.

Under the BCBCA and the Company’s articles, certain company alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings, or (ii) passed, after being submitted to all of the shareholders holding shares that carry the right to vote at general meetings, by being consented to in writing by such shareholders who, in the aggregate, hold shares carrying at least three-quarters of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than three-quarters of the votes cast by the shareholders voting shares that carry the right to vote at general meetings who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Holders of multiple voting shares and subordinate voting shares vote together at all meetings of shareholders except meetings at which only holders of a particular class are entitled to vote.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

Under the BCBCA, arrangements are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the

BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA does not contain a provision comparable to Section 251(h) of the DGCL.

Special Vote Required for Combinations with Interested Stockholders/ Shareholders

Unless a Delaware corporation’s certificate of incorporation provides that it elects not to be governed by Section 203 of the DGCL, a Delaware corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves either the business combination or the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by directors and officers of the corporation and shares held in certain types of employee stock plans); or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For purposes of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

Appraisal Rights; Rights to Dissent

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the foregoing.

The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves to (i) alter its articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction.

Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

Compulsory Acquisition

Under the DGCL, a merger in which one corporation owns, prior to the merger, 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.

The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Stockholder/ Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

Although it is not customary for public companies to do so, under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in a company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.

Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of the company that carry the right to vote at general meetings may call the meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of its capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class for cash or other property except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled, upon any distribution of its assets, to a preference over another class or series of its shares or, if no shares entitled to a preference are outstanding, any of its shares if such shares will be retired and the capital reduced.

Under the BCBCA, unless its charter or an enactment provides otherwise, a company may pay a dividend in money or other property (including by issuing shares or warrants by way of dividend) unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render the company insolvent.

The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). The Company is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

Vacancies on Board of Director

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Under the BCBCA and the Company’s articles, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA, directors may increase the size of the board of directors by one third of the number of current directors.

Under the BCBCA and the Company’s articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.  If a Delaware corporation has a classified board, unless its certificate of incorporation provides otherwise, any director or the entire board may only be removed by stockholders for cause.

The Company’s articles allow for the removal of a director by special resolution of the shareholders.

According to the Company’s articles, the board of directors is divided into three classes designated as Class I, Class II and Class III, to provide for a rotation of three year terms of office, which expire at the third succeeding general meeting. All directors are eligible for re-election or re-appointment.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person has the right during usual business hours to inspect the corporation’s books and records for a proper purpose.

Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders and directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors.

Public companies must allow all persons to inspect certain records of the company free of charge.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that, unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of the outstanding shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in the company’s articles, or (iii) if the company’s articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Our articles provide that certain changes to the Company’s share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of ordinary resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses to any director or officer relating to the defense of any proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; or (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a company must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

As permitted by the BCBCA, the Company’s articles require it to indemnify its directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit the Company to indemnify any person to the extent permitted by the BCBCA.

Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the director’s fiduciary duties, except for (i) any breach the duty of loyalty to the corporation or its shareholders; (ii) any act or omission not in good faith or involving intentional misconduct or a known violation of law; (iii) any breach in which the director obtains an improper personal benefit from the corporation; or (iv) the unlawful payment of a dividend or the unlawful approval a stock repurchase.

Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity.

No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties.

Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Stockholder/ Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the derivative claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

Oppression Remedy

Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, the DGCL does not provide for a remedy for a breach of fiduciary duties that is comparable to the BCBCA’s oppression remedy.

The BCBCA’s oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of the company are being conducted or that the powers of the directors have been exercised in a manner that is oppressive, or that some action of the company or shareholders has been or is threatened to be taken which is unfairly prejudicial, in each case to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Blank Check Preferred Stock/Shares

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Under the Company’s articles, the preferred shares may be issued in one or more series. Accordingly, the Company’s board of directors is authorized, with shareholder approval and subject to the provisions of the BCBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as the Company’s board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of the subordinate voting shares and multiple voting shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of the Company and might adversely affect the market price of the Company’s subordinate voting shares and the voting and other rights of the holders of subordinate voting shares. Under the BCBCA, each share of a series of shares must have the same special rights or restrictions as are attached to every other share of that series of shares. In addition, the special rights or restrictions attached to shares of a series of shares must be consistent with the special rights or restrictions attached to the class of shares of which the series of shares is part.

In addition, the BCBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations typically have provisions in their bylaws, often referred to as “advance notice bylaws,” that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose information about the stockholder, including, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the BCBCA, qualified shareholders holding at least one percent (1%) of the Company’s issued voting shares or whose shares have a fair market value in excess of $2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to the Company in advance of any proposed meeting by delivering a timely written notice in proper form to the Company’s registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least 2 years before the date of signing the proposal.

If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto.

In certain circumstances, the company may refuse to process a proposal.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Common Shares.  This summary addresses only holders who acquire pursuant to this offering and hold Common Shares as “capital assets” (generally, assets held for investment purposes).

The following summary does not purport to address all U.S. federal income tax consequences that may be relevant to a U.S. Holder (as defined below) as a result of the ownership and disposition of Common Shares, nor does it take into account the specific circumstances of any particular holder, some of which may be subject to special tax rules (including, but not limited to, brokers, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, banks, thrifts and other financial institutions, persons liable for the alternative minimum tax, persons that hold our Common Shares through an entity, persons that will own, or will have owned, directly, indirectly or constructively 10% or more (by vote or value) of the Common Shares, persons that hold Common Shares as part of a hedging, integration, conversion or constructive sale transaction or a straddle, former citizens or permanent residents of the U.S., or persons whose functional currency is not the U.S. dollar).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative pronouncements and rulings of the U.S. Internal Revenue Service, or the IRS, and judicial decisions and the Canada-United States Income Tax Convention (1980), as amended, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.  Except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements.  This summary does not describe any state, local or foreign tax law considerations, or any aspect of U.S. federal tax law other than income taxation (e.g., estate or gift tax or the Medicare contribution tax). U.S. Holders (as defined below) should consult their own tax advisers regarding such matters.

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership or disposition of Common Shares.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to different interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

As used in this summary of U.S. federal income tax consequences, a “U.S. Holder” is a beneficial owner of Common Shares who, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (B) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

The tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds Common Shares may depend on both the partnership’s and the partner’s status and the activities of the partnership. Partnerships (or other entities or arrangements classified as a partnership for U.S. federal income tax purposes) that are beneficial owners of Common Shares, and their partners and other owners, should consult their own tax advisers regarding the tax consequences of the ownership and disposition of Common Shares.

General Rules Applicable to the Common Shares

Distributions on Common Shares

In general, subject to the “passive foreign investment company” (or “PFIC”) rules discussed below, the gross amount of any distribution received by a U.S. Holder with respect to its Common Shares (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of the U.S. Holder as a dividend to the extent attributable to our current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  We may not calculate our earnings and profits each year under U.S. federal income tax rules.  Accordingly, U.S. Holders should expect that a distribution generally will be treated as a dividend for U.S. federal income tax purposes.  Subject to the PFIC rules discussed below, distributions on our Common Shares to certain non-corporate U.S. Holders that are treated as dividends may be taxed at preferential rates provided we are not treated as a PFIC for the taxable year of the distribution or the preceding taxable year.  Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from U.S. corporations.

The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the U.S. dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars.  A U.S. Holder will have a tax basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt.  If the Canadian dollars received are converted into U.S. dollars on the date of receipt, the U.S. Holder should generally not be required to recognize foreign currency gain or loss in respect of the distribution.  If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder may recognize foreign currency gain or loss on a subsequent conversion or other disposition of the Canadian dollars.  Such gain or loss will be treated as ordinary income or loss and, in the case of a foreign currency loss of a non-corporate U.S. Holder, may be a non-deductible investment expense.

Distributions on our Common Shares that are treated as dividends generally will constitute income from sources outside the U.S.  A U.S. Holder may be eligible to elect to claim a U.S. foreign tax credit against its U.S. federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of its Common Shares.  A U.S. Holder that does not elect to claim a U.S. foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Holder elects to do so with respect to all foreign income taxes paid or accrued in such taxable year.  The rules relating to U.S. foreign tax credits are complex, and each U.S. Holder should consult its own tax adviser regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of Common Shares

A U.S. Holder generally will recognize gain or loss on the sale, exchange or other taxable disposition of Common Shares in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Common Shares exchanged therefor.  Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Holders) or loss if, on the date of the sale, exchange or other taxable disposition, the Common Shares have been held by such U.S. Holder for more than one year.  The deductibility of capital losses is subject to limitations.  Such gain or loss generally will be sourced within the U.S. for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income.  For the purposes of the above calculations, a non-U.S. corporation that owns directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.  Passive income generally includes dividends, interest, rents, royalties and certain gains.  Cash is a passive asset for these purposes.  We currently do not expect to be a PFIC for our current and future taxable years.  However, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year can be determined only after the end of the year and will depend on the composition of our income and assets and the value of our assets from time to time, there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year and any of our subsidiaries, consolidated affiliated entities or other companies, in which we own or are treated as owning equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

In general, if we were a PFIC for any taxable year during which a U.S. Holder holds our Common Shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of the Common Shares would be allocated ratably over the U.S. Holder’s holding period.  The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year.  Furthermore, to the extent that distributions received by a U.S. Holder in any year on its Common Shares exceed 125% of the average of the annual distributions on the Common Shares received during the preceding three taxable years or the U.S. Holder’s holding period for the Common Shares, whichever is shorter, such distributions would be subject to taxation in the same manner.

Alternatively, if we were a PFIC and if our Common Shares were “regularly traded” on a “qualified exchange,” as defined by applicable Treasury regulations, a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph.  Our Common Shares would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of Common Shares were traded on a qualified exchange on at least 15 days during each calendar quarter.  The Nasdaq Capital Market, where our Common Shares are currently listed, is a qualified exchange for this purpose.  U.S. Holders will not be able to make a mark-to-market election with respect to Lower-tier PFICs, if any.  Accordingly, if we were a PFIC for any taxable year, a U.S. Holder that makes a mark-to-market election may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any Lower-tier PFICs.

If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Common Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Common Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).  If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Common Shares will be adjusted to reflect the income or loss amounts recognized.  Any gain recognized on the sale or other disposition of the Common Shares will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as a capital loss).  If a U.S. Holder makes the mark-to-market election, distributions paid on the Common Shares will be treated as discussed under “Distributions on Common Shares” above.

If we are a PFIC for any taxable year during which a U.S. Holder owns Common Shares, we will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owns Common Shares, even if we cease to meet the threshold requirements for PFIC status.

We do not intend to provide the information that would otherwise enable U.S. Holders to make a “qualified electing fund” (or “QEF”) election, which would have resulted in alternate treatment if we were a PFIC for any taxable year.

If we were a PFIC for any taxable year during which a U.S. Holder owned any Common Shares, the U.S. Holder would generally be required to file annual reports with the IRS.

U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules in their ownership of Common Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds from the sale or exchange of our Common Shares that are made within the U.S. or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding, generally on IRS Form W-9.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (or entities formed or availed of to hold certain “specified foreign financial assets”) may be required to report information relating to their ownership of Common Shares unless the Common Shares are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by

non-U.S. financial institutions).  U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to our Common Shares.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the principal Canadian federal income tax consequences applicable to the holding and disposition of Common Shares in the capital of the Company by a holder who is not, and is not deemed to be, a resident of Canada for the purposes of the Income Tax Act (Canada) (the “Tax Act”), and who holds such Common Shares solely as capital property and does not use or hold, and is not deemed to use or hold, the Common Shares in connection with carrying on a business in Canada, referred to in this summary of Canadian federal income tax consequences as a “U.S. Holder.” This summary is not applicable to a U.S. Holder that is an insurer carrying on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all amendments thereto publicly proposed by the government of Canada, the published administrative practices of the Canada Revenue Agency, and the current provisions of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”). Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign (including without limitation, any U.S.) tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

Each U.S. Holder is advised to obtain tax and legal advice applicable to such U.S. Holder’s particular circumstances.

Receipt of Dividends

Dividends paid or credited or deemed to be paid or credited to a U.S. Holder by the Company are subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless reduced by the terms of the Canada-U.S. Tax Convention. The rate of withholding tax on dividends paid or credited to a U.S. Holder who is resident in the U.S. for purposes of the Canada-U.S. Tax Convention and entitled to full benefits thereunder is generally reduced to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a company beneficially owning at least 10% of the Company’s voting shares). The Company is required to withhold the applicable tax from the dividend payable to the U.S. Holder, and to remit the tax to the Receiver General of Canada for the account of the U.S. Holder.

Disposition of Common Shares

A U.S. Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Common Share unless such Common Share constitutes “taxable Canadian property” (as defined in the Tax Act) of the U.S. Holder at the time of disposition and the gain is not exempt from tax pursuant to the terms of the Canada-U.S. Tax Convention.

Provided the Common Shares are listed on a “designated stock exchange”, as defined in the Tax Act at the time of disposition, the Common Shares will generally not constitute taxable Canadian property of a U.S. Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are satisfied concurrently: (i) (a) the U.S. Holder; (b) persons with whom the U.S. Holder did not deal at arm’s length; (c) partnerships in which the U.S. Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; or (d) any combination of the persons and partnerships described in (a) through (c), owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in or for civil law rights in, such properties. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Common Shares may be deemed to be taxable Canadian property. Even if the Common Shares are taxable Canadian property of a U.S. Holder, such

U.S. Holder may be exempt from tax under the Tax Act on the disposition of such Common Shares by virtue of the Canada-U.S. Tax Convention. In cases where a U.S. Holder disposes, or is deemed to dispose, of a Common Share that is taxable Canadian property of that U.S. Holder, and the U.S. Holder is not entitled to an exemption from tax under the Tax Act or pursuant to the terms of the Canada-U.S. Tax Convention, the U.S. Holder generally will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the U.S. Holder of such Common Shares, as the case may be, immediately before the disposition or deemed disposition.

A U.S. Holder who disposes of a Common Share that is taxable Canadian property and is not exempt from tax under the Tax Act by virtue of the Canada-U.S. Tax Convention will be obligated to comply with the withholding and reporting obligations imposed under section 116 of the Tax Act and to obtain a certificate pursuant to section 116 of the Tax Act.

Capital Gains and Capital Losses

Generally, a U.S. Holder is required to include in computing income earned in Canada for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the U.S. Holder in such taxation year from the disposition or deemed disposition of taxable Canadian property, which is not exempt from tax under the Canada-U.S. Tax Convention. Subject to and in accordance with the rules contained in the Tax Act, a U.S. Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a particular taxation year from the disposition or deemed disposition of taxable Canadian property against taxable capital gains realized by the U.S. Holder in the year from the disposition or deemed disposition of taxable Canadian property. Allowable capital losses from the disposition or deemed disposition of taxable Canadian property in excess of taxable capital gains realized in a particular taxation year from the disposition or deemed disposition of taxable Canadian property may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years from the disposition or deemed disposition of taxable Canadian property, to the extent and under the circumstances described in the Tax Act.

U.S. Holders who hold Common Shares should consult their own tax advisers as to whether their Common Shares are taxable Canadian property.

PLAN OF DISTRIBUTION

We are registering the Common Shares issuable upon exercise of the Warrants to permit the resale of these Common Shares by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Common Shares covered by this prospectus.  Upon any exercise of any of the Warrants for cash, the applicable selling shareholder would pay us the exercise price set forth in the Warrants. We intend to use the net proceeds we receive from the cash exercise of the Warrants, if any, for working capital purposes, expanding existing businesses or acquiring or investing in businesses, debt reduction or debt refinancing, capital expenditures and other general corporate purposes.  We will bear all fees and expenses incident to our registration of the Common Shares.

The selling shareholders may sell all or a portion of the Common Shares beneficially owned by them and offered hereunder from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in one or more transactions, including, without limitation:

● on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

● in the over-the-counter market;

● in transactions other than on these exchanges or systems or in the over-the-counter market;

● through the writing of options, whether such options are listed on an options exchange or otherwise;

● ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

● block trades in which the broker-dealer will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

● purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

● an exchange distribution in accordance with the rules of the applicable exchange;

● privately negotiated transactions;

● short sales;

● sales pursuant to Rule 144;

● broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

● a combination of any such methods of sale; and

● any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Common Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume. The selling shareholders may also sell Common Shares short and, if such short sales are effected after the date on which the registration statement (of which this prospectus forms a part) is declared effective by the SEC, deliver Common Shares covered by this prospectus to close out such short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such Common Shares. The selling shareholders may pledge or grant a security interest in some or all of the Warrants or Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Common Shares in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Common Shares is made, a prospectus supplement, if required, will be distributed which supplement will set forth the aggregate amount of Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling shareholder will sell any or all of the Common Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in marketmaking activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares. We will pay all expenses of the registration of the Common Shares, estimated to be $64,867.86 in total, including, without limitation, U.S. Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the terms of the Securities Purchase Agreement and/or the letter agreement, dated September 3, 2019, pursuant to which we engaged Wainwright to serve as our exclusive placement agent in connection with the Registered Offering and the Private Placement, as applicable. Once sold under the registration statement of which this prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

The securities offered by this prospectus have not been qualified in Canada and may not be offered or sold in Canada except pursuant to a Canadian prospectus or prospectus exemption.

EXPENSES OF THE OFFERING

The following is a statement of estimated expenses to be incurred by us in connection with the registration of the securities registered hereby, all of which will be borne by us. All amounts shown are in USD and are estimates except the SEC registration fee.

SEC registration fee	$367.86
Legal fees and expenses	$53,500.00
Accountant’s fees and expenses	$11,000.00

Total	$64,867.86

LEGAL MATTERS

Katten Muchin Rosenman LLP and Miller Thomson LLP are counsel for the Company in connection with this offering.  The validity of the Common Shares offered hereby will be passed upon for us by Miller Thomson LLP.  If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Liquid Media Group Ltd. as of November 30, 2020 and 2019 and for each of the three years in the period ended November 30, 2020 incorporated in this prospectus by reference to our 2020 Annual Report have been audited by Davidson & Company LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company organized and existing under the Business Corporations Act (British Columbia). A majority of our directors and officers, and some or all of the experts named in this prospectus and the documents incorporated by reference herein, are residents of Canada or otherwise reside outside the U.S., and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the U.S. It may be difficult for investors who reside in the U.S. to effect service within the U.S. upon those directors, officers and experts who are not residents of the U.S. It may also be difficult for investors who reside in the U.S. to realize in the U.S. upon judgments of courts of the U.S. predicated upon our civil liability and the civil liability of the Company’s directors, officers and experts under the U.S. federal securities laws. A final judgment for a liquidated sum in favor of a private litigant granted by a U.S. court and predicated solely upon civil liability under U.S. federal securities laws would, subject to certain exceptions identified in the law of individual provinces and territories of Canada, likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon U.S. federal securities law on application of the conflict of laws principles of the province or territory in Canada in which the claim is brought.

WHERE YOU CAN FIND MORE INFORMATION

Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance an investor should refer to any such contracts, agreements or other documents incorporated by reference for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

We are subject to the information requirements of the Exchange Act, and in accordance therewith file and furnish reports and other information with the SEC. As a foreign private issuer, certain documents and other information that we file and furnish to the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the U.S. In addition, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

An investor may read and download the documents we have filed with the SEC under our corporate profile at www.sec.gov. An investor may read and download any public document that we have filed with the Canadian securities regulatory authorities under our corporate profile on the SEDAR website at www.sedar.com. An investor may also access our public filings through our website at www.liquidmediagroup.co.

This prospectus is a part of a registration statement on Form F-1. This prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we have filed with the SEC into this prospectus. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. This prospectus incorporates by reference the documents listed below:

•Our Annual Report on Form 20-F for the year ended November 30, 2020, filed with the SEC on March 3, 2021; and

•The description of our Common Shares contained in Exhibit 2(d) to Amendment No. 1 to our Annual Report on Form 20-F for the year ended November 30, 2019, filed with the SEC on May 14, 2020.

The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to us, and you should review all information contained in this prospectus and the documents incorporated or deemed to be incorporated herein by reference.

All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Liquid Media Group Ltd.
Attention: Corporate Secretary

#202, 5626 Larch Street

Vancouver, BC  V6M 4E1

Canada

(604) 696-4236

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement, if any. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information incorporated by reference into this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

Liquid Media Group Ltd.

1,546,667 Common Shares

Prospectus

, 2021

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s articles provide that, subject to the BCBCA, the Company shall indemnify a director or former director, and the Company may indemnify a director or former director of a corporation of which the Company is or was a shareholder and the heirs and personal representatives of any former director against all costs, charges and expenses actually and reasonably incurred by him or her or them in respect of certain actions or proceedings to which he or she is or they are made a party by reason of his being or having been a director.

In addition, the Company’s articles provide that, subject to the BCBCA, the Company may indemnify any officer, employee or agent of the Company or of a corporation of which the Company is or was shareholder and his or her heirs and personal representatives against all costs, charges and expenses incurred by him or her or them and resulting from his or her acting as an officer, employee or agent of the Company or the corporation. The Company’s articles also provide that the Company shall indemnify the secretary or an assistant secretary (if he or she shall not be a full time employee) and his or her respective heirs and legal representatives against all costs, charges and expenses incurred by him or her or them and arising out of the functions assigned to the secretary by the BCBCA or our articles.

Under the BCBCA, except in respect of an action by or on our behalf to procure a judgment in the Company’s favor, the Company may indemnify a present or former director or officer or a person who acts or acted at our request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of such person’s position with the Company. A director or officer is entitled to indemnification from the Company as a matter of right if such person was wholly successful, on the merits or otherwise, in the outcome of the proceeding, or is substantially successful on the merits in the outcome of the proceeding.

Pursuant to the BCBCA, the Company is prohibited from indemnifying an eligible party in certain circumstances, including if the individual did not act honestly and in good faith with a view to the best interests of the Company, or if that individual did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

As permitted by the BCBCA, the Company currently maintains directors’ and officers’ insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

The following list sets forth information regarding all unregistered securities issued by the Company since February 8, 2018:

1.In July 2019, the Company issued 181,834 Common Shares at a price of $1.50 per Common Share to five investors in relation to the conversion of debentures;

2.In September 2019, the Company issued 150,167 Common Shares at a price of $1.50 per Common Share to two investors in relation to the conversion of debentures;

3.In November 2019, the Company issued (i) 668,166 Common Shares at a price of $1.50 per Common Share to four investors in relation to the conversion of debentures, and (ii) 158,291 Common Shares at a price of $1.75 per Common Share to one investor following the exercise of warrants;

4.In December 2019, the Company issued 66,500 Common Shares at a price of $1.75 per Common Share to one investor following the exercise of warrants;

5.In January 2020, the Company issued (i) 7,583 Common Shares at a price of $1.20 per Common Share to one investor following the exercise of warrants, (ii) 57,125 Common Shares valued at CAD$148,198 to four investors in relation to debt settlements, and (iii) 11,764 Common shares valued at CAD$39,615 to a consultant of the Company for public relations services provided to the Company;

6.In February 2020, the Company issued 23,921 Common Shares at a price of $1.20 per Common Share to one investor following the exercise of warrants;

7.In March 2020, the Company issued (i) 186,696 Common Shares at a price of $1.50 per Common Share to two investors in relation to the conversion of debentures, (ii) 255,531 Common Shares at a price of $1.75 per Common Share to six investors following the exercise of warrants, (iii) 322 Common Shares at a price of $1.50 per Common Share to one investor as debenture interest, and (iv) 42,005 Common Shares at a price of $2.55 per Common Share following the exercise of options;

8.In April 2020, the Company issued (i) 340,384 Common Shares at a price of $1.50 per Common Share to one investor in relation to the conversion of debentures, (ii) 171,080 Common Shares at a price of $1.75 per Common Share to two investors following the exercise of warrants, (iii) 11,500 Common Shares at a price of $2.55 following the exercise of options, and (iv) 50,103 Common Shares valued at CAD$183,769 to four investors in relation to debt settlements;

9.In May 2020, the Company issued 541,667 Common Shares at a price of $1.20 per Common Share to one investor following the exercise of warrants;

10.In July 2020, the Company issued (i) 29,536 Common Shares at a price of $1.52 per Common Share to one investor in relation to services rendered, and (ii) 4 Common Shares at no issue price as a reservation for Nasdaq;

11.In September 2020, the Company issued 250,001 Common Shares at a price of $1.47 per Common Share to seven investors in relation to the issuance of RSU shares;

12.In November 2020, the Company issued 84,375 Common Shares at a price of $1.60 per Common Share to one investor for services rendered;

13.In December 2020, the Company issued 367,084 Common Shares at a price of $1.20 per Common Share to one investor following the exercise of warrant;

14.In January 2021, the Company issued (i) 2,984 Common Shares at a price of $2.33 per Common Share to one investor in relation to a debt settlement, and (ii) 17,907 Common Shares at a price of $2.62 per Common Share to one investor for services rendered; and

15.In February 2021, the Company issued (i) 130,167 Common Shares at a price of $1.75 per Common Share to four investors following the exercise of warrants, and (ii) 215,000 Common Shares to Ranger as full and final payment of the outstanding loan; and

16.In March 2021, the Company issued (i) 237,501 Common Shares at a price of $1.47 per Common Share to six investors in relation to the issuance of RSU shares, (ii) 12,500 Common Shares at a price of $1.86 per Common Share to one investor in relation to the issuance of RSU shares, and (iii) 30,000 Common Shares at a price of $1.75 per Common Share to one investor following the exercise of warrants

None of the above-listed transactions involved any underwriters, discounts or commissions, or any public offering.

In addition, on June 4, 2020, the Company entered into a securities purchase agreement with certain institutional accredited investors in the U.S., pursuant to which, on June 8, 2020, the Company sold (i) in a registered direct offering, an aggregate of 2,666,668 Common Shares, at a purchase price per Common Share of $1.50, for aggregate gross proceeds to the Company of approximately $4.0 million, before deducting placement agent fees and offering expenses payable by the Company (the “Registered Offering”), and (ii) in a concurrent private placement (the “Private Placement”), warrants to purchase an aggregate of 1,333,334 Common Shares (the “Investor Warrants”). The exercise price of each Investor Warrant is $1.88 per Common Share, and each Investor Warrant became exercisable immediately upon issuance and will expire on June 9, 2025. The exercise price and the number of Common Shares issuable upon exercise of the Investor Warrants are subject to adjustment upon the occurrence of specified events, including stock dividends, stock splits, combinations and reclassifications of the Common Shares, as described in the Investor Warrants. H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Registered Offering and the Private Placement, and, as compensation to Wainwright in connection therewith, the Company paid Wainwright a cash fee equal to 8.0% of the gross proceeds of the Registered Offering, $100,000 for non-accountable expenses and $12,900 for Wainwright’s clearing expenses, and issued to designees of Wainwright unregistered warrants to purchase 213,333 Common Shares (the “Placement Agent Warrants”). The Placement Agent Warrants have an exercise price equal to $1.88, or 125% of the offering price per Common Share in the Registered Offering.  The Placement Agent Warrants became exercisable immediately upon issuance and expire on June 4, 2025. The Placement Agent Warrants have substantially similar terms to the Investor Warrants issued in the Private Placement. The privately placed securities described above were issued pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof. All of the Investor Warrants and all of the Placement Agent Warrants remain unexercised, and the Common Shares issuable upon exercise of the Investor Warrants and the Placement Agent Warrants are being registered by the Company under this Registration Statement on Form F-1.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit No.	Exhibit Description
3.1

Certificate of Incorporation and Articles and amendments to the Articles and Memorandum of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-3, filed with the SEC on September 24, 2007)

3.2	Notice of Articles (incorporated by reference from Exhibits 99.1 and 99.2 to the Company’s Report on Form 6-K furnished to the SEC on February 3, 2010)
4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 6-K furnished to the SEC on June 8, 2020)
4.2	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 6-K furnished to the SEC on June 8, 2020)
5.1	Opinion of Miller Thomson LLP*
10.1

Form of Securities Purchase Agreement by and between the Registrant and certain institutional investors, dated as of June 4, 2020 (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 6-K furnished to the SEC on June 8, 2020)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F filed with the SEC on March 3, 2021)
23.1	Consent of Miller Thomson LLP (included in Exhibit 5.1)*
23.2	Consent of Davidson & Company LLP
24.1	Power of Attorney (included on signature page)*

*Previously filed as an exhibit to this Registration Statement on Form F-1 (File No. 333-252846), filed with the SEC on February 8, 2021.

 (b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this pre-effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on March 17, 2021.

LIQUID MEDIA GROUP LTD.

By:	/s/ Daniel Cruz
Name:	Daniel Cruz
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this pre-effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

*		Chairman	March 17, 2021
Joshua Jackson

/s/ Daniel Cruz		Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 17, 2021
Daniel Cruz

*		Chief Executive Officer	March 17, 2021
Ronald Thomson		(Principal Executive Officer)

*		President and Director (Principal Executive Officer)	March 17, 2021
Charles Brezer

*		Director	March 17, 2021
Stephen Jackson

*		Director	March 17, 2021
Nancy Basi
*By: /s/ Daniel Cruz
Name:	Daniel Cruz
Title:	Attorney in Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this pre-effective Amendment No. 1 to the Registration Statement on Form F-1, solely in the capacity of the duly authorized representative of Liquid Media Group Ltd. in the United States, on March 17, 2021.

LIQUID MEDIA GROUP LTD.

By:	/s/ Joshua Jackson
Name:	Joshua Jackson
Title:	Authorized Signatory